UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 11, 2019

CONTURA ENERGY, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-38735		81-3015061
(Commission File Number)		(IRS Employer Identification No.)

340 Martin Luther King Jr. Blvd. Bristol, Tennessee 37620

(Address of Principal Executive Offices, zip code)
(423) 573-0300

(Registrant’s telephone number, including area code)
Not Applicable (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	CTRA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Board Reconfiguration

On August 12, 2019, the board of directors (the “Board”) of Contura Energy, Inc. (the “Company”) unanimously voted to reduce the size of the Board from nine directors to five directors, including one vacancy. The Board reserved the ability to increase the size of the Board and appoint and elect additional members to the Board in the future. In order to assist with this reconfiguration of the Board, the following directors tendered their voluntary resignations from the Board, effective Monday, August 12: Neale X. Trangucci, Anthony Orlando, Harvey L. Tepner and Michael J. Ward. These resignations were not due to any disagreement with the Company.

Appointment of Chief Operating Officer

On August 12, 2019, J. Scott Kreutzer, who has served since January 2018 as the Company’s executive vice president and chief operating officer, was appointed by the Board to the position of executive vice president and chief strategy officer, effective as of August 14, 2019. Mr. Kreutzer’s compensation has not changed in connection with this appointment.

On August 11, 2019, and effective as of August 14, 2019, the Board appointed Jason E. Whitehead as the Company’s executive vice president and chief operating officer. Mr. Whitehead was previously chief operating officer and senior vice present – operations for Alpha Natural Resources Holdings, Inc. (“Alpha”) from July 2016 until Alpha’s merger with the Company in November 2018 and as Alpha’s vice president – operations from November 2012 until July 2016. He previously served in operations and operations-support roles, including executive roles, with Alpha, Massey Energy Company and numerous other coal companies. From December 2018 through April 2019, Mr. Whitehead served as an operations consultant to the Company. Mr. Whitehead holds bachelor of science degrees from Bluefield State College in civil engineering technology and architectural engineering technology and a master’s degree in business administration from the University of Charleston.

In connection with his appointment, the compensation committee of the Board has established Mr. Whitehead’s annual base salary as $475,000. Mr. Whitehead’s annual target and maximum bonus opportunities under the annual Contura Incentive Bonus Plan will be 100% and 200% of his base salary, respectively, subject to applicable performance criteria and plan terms. Mr. Whitehead will be eligible to receive an annual equity award under the Company’s Long Term Incentive Plan with a target award of 200% of his base salary and will participate in the Company’s Key Employee Separation Plan (“KESP”) with a Benefit Factor (as defined in the KESP) of 1.5, or a Benefit Factor of 2 in the event of a Covered Change in Control Termination (as defined in the KESP), in each case subject to the terms of the plan. He is also expected to enter into an indemnification agreement with the Company in the same form as the agreements that the Company has previously executed with each of its directors and executive officers. He will also be entitled to participate in benefit programs generally available to Company employees.

There are no arrangements or understandings between Mr. Whitehead and any other persons pursuant to which he was selected as an officer of the Company, and Mr. Whitehead is not related to any other executive officer or director of the Company. Mr. Whitehead has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

A copy of the press release of the Company, dated August 13, 2019, is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1	Press Release issued by Contura Energy, Inc., dated August 13, 2019

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 13, 2019

Contura Energy, Inc.

By:	/s/ Mark M. Manno
Name: Mark M. Manno
Title: Executive Vice President, Chief Administrative & Legal Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description
Exhibit 99.1	Press Release issued by Contura Energy, Inc., dated August 13, 2019